Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

BRISTOL-MYERS SQUIBB

AND COMPANY

SEATTLE GENETICS, INC.

DATED AS OF MARCH 30, 1998

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	EXCHANGE OF DATA AND MATERIALS		5
	2.1	Licensed Technology	5
	2.2	Transfer of INDs	5
	2.3	Supply of Materials by SGI	6
	2.4	Exceptions and Limitations	6
3.	DEVELOPMENT AND COMMERCIALIZATION		6
	3.1	Development Obligations	6
	3.2	Conduct of Development by SGI	6
	3.3	Records	7
	3.4	Commercialization Responsibilities	7
	3.5	Market Conditions	7
4.	GRANT OF LICENSE AND OTHER RIGHTS		7
	4.1	License Grant	7
	4.2	Right to Sublicense or Sub-sublicense	8
	4.3	Reservation of Rights by BMS	9
5.	INITIAL PAYMENT; ROYALTIES		10
	5.1	Initial Payment	10
	5.2	Royalties	10
	5.3	Third Party Royalties	11
	5.4	Reduction for Generic Competition	11
	5.5	Obligation to Pay Royalties	11
6.	BMS IN-LICENSE EXPENSES		12
	6.1	Generally	12
	6.2	Notices of Payment	12
	6.3	Payments Non-Creditable	12
7.	PAYMENTS AND REPORTS		12
	7.1	Payment	12
	7.2	Mode of Payment	12
	7.3	Records Retention	13
	7.4	Audit Request	13
	7.5	Taxes	13
	7.6	Interest on Late Payments	13
	7.7	Obligations Under Ixsys Agreement	13
8.	REPRESENTATIONS AND WARRANTIES		14
	8.1	Representations and Warranties of Both Parties	14
	8.2	Representation and Warranty of BMS	14
	8.3	BMS Disclaimer of All Representations and Warranties	14
9.	PATENTS; IMPROVEMENTS		14
	9.1	Patent Filing, Maintenance and Prosecution	14
	9.2	Information; Consultation; Cooperation	15
	9.3	Prior Patent Rights	15
	9.4	Improvements	15

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	9.5	Prior Improvement Rights; Reporting	16
10.	PATENT ENFORCEMENT: INFRINGEMENT		16
	10.1	Patent Enforcement	16
	10.2	Infringement Action by Third Parties	17
	10.3	Prior Rights	17
11.	INDEMNIFICATION		17
	11.1	By SGI	17
	11.2	By BMS	18
	11.3	Notice	18
	11.4	Complete Indemnification	18
	11.5	Insurance	18
12.	PUBLICATION; CONFIDENTIALITY		19
	12.1	Notification	19
	12.2	Review of Proposed Publications	19
	12.3	Confidentiality; Exceptions	20
	12.4	Exceptions	20
	12.5	Limitations on Use	21
	12.6	Remedies	21
13.	TERM; TERMINATION		21
	13.1	Term	21
	13.2	Termination by BMS	21
	13.3	Termination by SGI	22
	13.4	Breach	22
	13.5	Failure to Maintain Insurance	22
	13.6	Effect of Termination	22
	13.7	Termination of Sublicenses	24
	13.8	Accrued Rights, Surviving Obligations	24
14.	FORCE MAJEURE		24
	14.1	Events of Force Majeure	24
15.	MISCELLANEOUS		25
	15.1	Non-Solicitation	25
	15.2	Relationship of Parties	25
	15.3	Assignment	25
	15.4	Binding Effect	25
	15.5	Further Actions	25
	15.6	Costs and Expenses	25
	15.7	Inconsistency	25
	15.8	Notice	25
	15.9	Use of Name	26
	15.10	Public Announcements	26
	15.11	Waiver	27
	15.12	Compliance with Law	27
	15.13	Severability	27
	15.14	Amendment	27
	15.15	Governing Law	27

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15.16	Arbitration	27
15.17	Entire Agreement	28
15.18	Counterparts	28
15.19	Descriptive Headings	28

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EXHIBITS

EXHIBIT A	Licensed Technology

EXHIBIT B	Excluded Areas from Enzon Field

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of March 30, 1998 by and between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates (“BMS”), and Seattle Genetics, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having offices at 22215 26th Avenue, SE, Bothell, Washington 98021 (“SGI”).

PRELIMINARY STATEMENTS

A. BMS has developed, is the owner of and has all right, title and interest in and to certain valuable technology, including know-how and patents or patent applications, for the treatment of diseases and conditions in humans.

B. In addition, BMS has obtained licenses with respect to certain other valuable technology, including know-how and patents or patent applications, for the treatment of diseases and conditions in humans by entering into: (i) that certain Agreement with the University of Washington (the “Washington Agreement”), dated as of January 26, 1989; (ii) that certain License Agreement, with Ixsys, Inc. (the “Ixsys Agreement”), dated as of June 8, 1993; and (iii) that certain Semi-Exclusive License Agreement with Enzon, Inc. (the “Enzon Agreement”), dated as of September 30, 1993.

C. SGI is interested in developing and commercializing such technology and desires to obtain a license from BMS to manufacture, market and sell products using such technology in the Territory.

D. BMS is willing to grant such license to SGI on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

1.1 “Affiliate”, with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

1.2 “BMS In-Licenses” shall mean the Washington Agreement, the Ixsys Agreement and the Enzon Agreement, collectively.

1.3 “Effective Date” shall have the meaning assigned thereto in Section 5.1.

1.4 “Enzon Field” shall mean proteins that derive their therapeutic activity by their binding affinity for the Lewis-Y antigen or that compete with monoclonal antibody BR96 for binding to the Lewis-Y antigen, for therapeutic use only, excluding, without limitation, the areas set forth in Exhibit B.

1.5 “Enzon Patents” shall have the meaning assigned thereto in Exhibit A.

1.6 “Enzon Product” shall mean a Product covered by the Licensed Technology relating to the Enzon Patents in the Enzon Field that is an SCA Protein (as such term is defined in the Enzon Agreement) the manufacture, composition or use of which in a country in the Territory, but for the license to BMS under the Enzon Agreement and the sublicense to SGI hereunder with respect to the Enzon Licensed Technology, would constitute an infringement of one or more Valid Claims of the Enzon Patents.

1.7 “FDA” shall mean the U.S. Food and Drug Administration, or the successor thereto.

1.8 “Field” shall have the meaning assigned thereto in Section 4.1(d).

1.9 “First Commercial Sale” shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in a country in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. “First Commercial Sale” shall not include the sale of any Product for use in clinical trials or for compassionate use.

1.10 “Generic Product” shall mean, on a country-by-country basis, a Product: (i) the manufacture, use or sale of which is not covered by a Valid Claim in such country, and (ii) that is also marketed by an unlicensed Third Party or Parties in such country, which Third Party or Parties have, in the aggregate, at least 20% of the unit volume of sales for such Product in any calendar quarter in such country, as measured by IMS.

1.11 “Improvement” shall mean any new or useful invention, process or improvement, patentable or unpatentable, relating to or arising from the Licensed Technology, conceived or first reduced to practice or demonstrated to have utility by either Party, its Affiliates or sublicensees during the term of this Agreement, including, without limitation, any Products developed and marketed by SGI, its Affiliates or sublicensees.

1.12 “IND” shall mean an investigational new drug application filed with the FDA.

1.13 “Ixsys Field” shall mean the in vivo diagnosis or treatment of solid tumors in humans through the use of one or more antibodies.

1.14 “Ixsys Patents” shall have the meaning assigned thereto in Exhibit A.

1.15 “Ixsys Product” shall mean a Product covered by the Licensed Technology relating to the Ixsys Patents in the Ixsys Field that is (i) a diagnostic product, containing one or more Program Materials (as such term is defined in the Ixsys Agreement), for use in the in vivo detection of solid tumors in humans, or (ii) the final dosage formulation of a product incorporating pharmaceutical compositions containing Program Materials for use in the treatment of solid tumors in humans, regardless of the route of administration.

1.16 “Know-How” shall mean any and all technical data, information, material and other know-how, if any, currently owned, developed or acquired by BMS that (i) arise from the Residual Program, or (ii) are necessary or useful to practice the Patents.

1.17 “Licensed Technology” shall mean the Patents and antibodies set forth in Exhibit A, and, with respect to each Patent, the Know-How that is necessary or useful to practice such Patent, collectively. When no Patent(s) is specified, “Licensed Technology” shall mean all of the Patents, antibodies and Know-How, collectively.

1.18 “Major Market” shall mean each of France, Germany, Japan, Italy, Spain, the United Kingdom and the United States.

1.19 “Net Sales” shall mean, with respect to any Product, the gross amount invoiced for such Product by SGI, its Affiliates, and sublicensees to Third Parties, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates (including, without limitation, promotional or similar allowances) actually allowed or given; (ii) freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records of SGI, its Affiliates or its sublicensees, maintained in accordance with the reasonable accounting principles used by such entity, consistently applied.

In the event that a Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) during the applicable royalty reporting period by the fraction A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) by the fraction C/C+D, where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, SGI shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify BMS of such determination and provide BMS with data to support such determination. BMS shall have the right to review such determination and supporting data, and to notify SGI if it disagrees with such determination.

As used above, the term “Combination Product” shall mean any pharmaceutical product which comprises the Product and any other active compounds and/or ingredients.

1.20 “Party” shall mean BMS or SGI and, when used in the plural, shall mean BMS and SGI.

1.21 “Patents” shall mean all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues or extensions thereof, which (i) are at present owned or controlled by BMS and are set forth in Exhibit A, or (ii) are owned or controlled by SGI or jointly by BMS and SGI, as the case may be, and cover any Improvement.

1.22 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.23 “Product” shall mean any pharmaceutical formulation developed by SGI, its Affiliates or sublicensees during the term of this Agreement, the manufacture, use or sale of which is either: (i) based upon or derived from any of the Know-How; or (ii) covered by one or more Patents and, but for this Agreement, would constitute an infringement of a Valid Claim thereof. “Product” shall include Residual Product.

1.24 “Research Program” shall have the meaning assigned thereto in Section 5.2(f).

1.25 “Residual Product” shall mean any Product, the manufacture, use or sale of which is based upon or derived from any of the Residual Program Licensed Technology.

1.26 “Residual Program” shall have the meaning assigned thereto in Section 5.2(f).

1.27 “Results” shall mean any and all technical data, information, material and other know-how, whether patentable or not, including but not limited to analytical methodology, chemical, toxicological, pharmacological and clinical data, formulae, procedures, drafts and/or protocols, techniques, and results of experimentation and testing, developed or acquired by SGI, its Affiliates or sublicensees during the term of this Agreement which relate to the Licensed Technology, except Improvements. “Results” shall include data and information generated for the purpose of obtaining marketing approvals of the Products in any country in the Territory. The Results shall be owned by SGI.

1.28 “Royalty Term” shall mean, with respect to each Product in each country in the Territory, the period of time commencing on the Effective Date and ending on the date that is the latest of (i) 10 years from the date of the first Commercial Sale of such Product in such country, (ii) the expiration of the last to expire of the Valid Claims necessary for the manufacture, use and sale of such Product in such country, or (iii) with respect only to the Licensed Technology that relates to, or is necessary or useful to practice, the Washington Patents, the twelfth anniversary from the First Commercial Sale of Unpatented Product (as such term is defined in the Washington Agreement).

1.29 “Territory” shall mean the world.

1.30 “Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

1.31 “Valid Claim” shall mean a claim of any Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.32 “Washington Patents” shall have the meaning assigned thereto in Exhibit A.

1.33 “Washington Product” shall mean a Product covered by the Licensed Technology relating to the Washington Patents that (i) the manufacture, use or sale of which would, but for the license to BMS under the Washington Agreement and the sublicense to SGI hereunder with respect to the Washington Licensed Technology, infringe a Valid Claim of the Assigned Patent Rights (as such term is defined in the Washington Agreement), or (ii) is not covered by such Assigned Patent Rights which contains antibody G28-5, fragments of antibody G28-5, a chimeric antibody made using antibody G28-5 or the Hybridoma (as such term is defined in the Washington Agreement), or fragments of such chimeric antibody.

2. EXCHANGE OF DATA AND MATERIALS.

2.1 Licensed Technology. As soon as practicable after the Effective Date, but in any event within 90 days thereafter, BMS shall deliver to SGI copies of all data, studies and materials comprising the Licensed Technology in BMS’s possession then reasonably available. During the term of this Agreement, BMS shall deliver to SGI copies of all material clinical data that relate to the Licensed Technology that come into EMS’s possession after the Effective Date. BMS shall have no obligation to provide any scientific, technical or other consulting or assistance of any kind to SGI with respect to the Licensed Technology.

2.2 Transfer of INDs. Promptly after the Effective Date, but in any event within 90 days thereafter, EMS shall transfer to SGI ownership of all INDs and other regulatory filings, if any, filed by BMS with respect to any products based upon, derived from or related to any of the Know-How or covered by one or more Patents. In addition, within 10 days after the Effective Date, BMS shall deliver to the FDA a letter transferring to SGI sponsorship of BMS’s BR96-

sFv-PE4O program. All INDs and other regulatory filings filed with respect to any Products after the Effective Date shall be owned by SGI.

2.3 Supply of Materials by SGI. Within 14 days after BMS’s request therefor, SGI will supply BMS with samples of any materials previously transferred to SGI by BMS. BMS shall be responsible for, and pay within 60 days after receipt of an invoice therefor, all of the reasonable out-of-pocket costs incurred by SGI in connection with the shipment of such samples.

2.4 Exceptions and Limitations. All of the information exchanged by the Parties pursuant to this Section 2 shall be deemed to be Confidential Information and shall be subject to the confidentiality provisions of Section 12.

3. DEVELOPMENT AND COMMERCIALIZATION.

3.1 Development Obligations. Subject to Section 3.5, SGI shall, at its own expense, use all commercially reasonable efforts, consistent with the efforts of companies of comparable size and financial resources as SGI, to develop Products, which efforts shall include the performance of all studies necessary to obtain approval for each indication of such Products from governmental agencies in all Major Markets in the Territory where governmental approval is necessary in order to market Products in such countries. During the 18-month period commencing on the Effective Date, such efforts also shall include the activities set forth in Section 13.2(u).

3.2 Conduct of Development by SGI. During the term of this Agreement, SGI shall:

(a) undertake its development obligations, as set forth in this Agreement, and such other activities which are reasonably contemplated to be necessary for the commercial success of the Products;

(b) conduct all research pursuant to this Agreement in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory or clinical practices to attempt to achieve its objectives efficiently and expeditiously;

(c) within 60 days following the end of each six-month period during the term of this Agreement, furnish BMS with written status reports, in summary form, on all SGI activities under this Agreement during such six-month period;

(d) file for marketing approval following the completion of the development of any Product in all Major Markets in the Territory, in a time-frame consistent with the size and financial resources of SGI; and

(e) allow representatives of BMS, upon reasonable notice and during normal business hours, to visit the facilities where the research is being conducted; provided that such visits shall not be made more than two times per calendar year.

3.3 Records. SGI shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results (including, without limitation, the Results) achieved in the performance of its development obligations under this Agreement (including all data in the form required under all applicable laws and regulations).

3.4 Commercialization Responsibilities. Subject to Section 3.5, during the term of this Agreement, following the completion of the development of any Product, SGI and/or its Affiliates or sublicensees shall:

(a) Market and sell such Product under a trademark or trademarks owned or acquired by SGI. SGI shall be solely responsible for all matters relating to such trademark(s), including without limitation the registration, maintenance and prosecution of such trademark(s) in each country in the Territory where such Product is being marketed and sold. SGI shall bear all liability of any kind with respect to such trademark(s) and the use of such trademark(s) by SGI, its Affiliates and its sublicensees.

(b) Promptly provide BMS with a copy of all reasonably material correspondence to or from health authorities in any country in the Territory relating to any material development affecting such Product (including both its approval and labeling), and, within one month of receipt by SGI, its Affiliates or sublicensees, SGI shall provide, or cause its Affiliates or sublicensees to provide, BMS with copies of all approvals and labeling changes received from the health authorities in any country in the Territory.

(c) Initiate a commercial launch and diligently promote the sale of such Product in each Major Market in the Territory as soon as practicable after receiving all governmental approvals (including reimbursement price approval, if any) necessary to market and sell such Product in such country.

3.5 Market Conditions. SGI’s development and commercialization diligence obligations set forth in this Section 3 with respect to any Product shall be required only to the extent that such Product warrants such efforts in light of then prevailing market conditions, including the existence of new or more competitive technologies.

4. GRANT OF LICENSE AND OTHER RIGHTS.

4.1 License Grant.

(a) Subject to the terms and conditions of this Agreement and, with respect to the licenses granted to BMS thereunder, of the respective BMS In-Licenses, BMS hereby grants to SGI a right and license (or, in the case of Patents licensed to BMS under the BMS In-Licenses, a sublicense), under the Licensed Technology, to make, have made, use, offer to sell, sell and have sold Products (except as set forth in Section 4.1(b)) in the relevant Field, as determined under Section 4.1(d), and in the Territory.

(b) Notwithstanding Section 4.1(a):

(i) The right and sublicense granted in Section 4.1(a) under the Licensed Technology relating to the Enzon Patents shall be to make, have made, use, sell and have sold Enzon Products only;

(ii) The right and sublicense granted in Section 4.1(a) under the Licensed Technology relating to the Ixsys Patents shall be to make, have made, use, sell and have sold Ixsys Products only; and

(iii) The right and sublicense granted in Section 4.1(a) under the Licensed Technology relating to the Washington Patents shall be to make, have made, use, sell and have sold Washington Products only.

(c) With respect to the Licensed Technology, the right and license granted to SGI under Section 4.1(a) shall be either exclusive or partially exclusive or non-exclusive, as set forth in Exhibit A. Except as set forth in this Agreement: (i) BMS shall retain no right to use the Licensed Technology for which SGI is granted a right and license that is exclusive; (ii) BMS shall retain the right to use outside the Field the Licensed Technology for which SGI is granted a right and license that is partially exclusive; and (iii) BMS shall retain all rights to use the Licensed Technology for which SGI is granted a right and license that is non-exclusive. SGI acknowledges that the right and license granted to SGI under this Agreement with respect to Licensed Technology licensed to BMS under the BNS In-Licenses is subject to all of the rights therein retained by the respective licensors thereunder.

(d) Subject to the limitations set forth in Section 4.1(b), the field (the “Field”) with respect to Licensed Technology for which SGI is granted a right and license that is exclusive under Section 4.1(c) shall be the treatment and diagnosis of conditions and diseases in humans and animals. The Field with respect to Licensed Technology for which SGI is granted a right and license that is partially exclusive under Section 4.1(c) shall be: (i) if Exhibit A indicates that such license is partially exclusive for linkers, all monoclonal antibody targeting applications; or (ii) if Exhibit A indicates that such license is partially exclusive for cancer, the treatment and diagnosis of cancer in humans. The Field with respect to Licensed Technology for which SGI is granted a right and license that is non-exclusive under Section 4.1(c) shall be the treatment and diagnosis of cancer in humans. Notwithstanding the foregoing, the Field with respect to the G28-5 Licensed Technology shall be for the use of the antibody G28-5 fused with a toxin for the treatment of cancer in humans.

4.2 Right to Sublicense or Sub-sublicense.

(a) Subject to Sections 4.2(b) and (c), SGI shall have the right to grant sublicenses or sub-sublicenses, without restriction on use, to Third Parties under the license and sublicense granted exclusively to SGI under this Agreement. Subject to Sections 4.2(b) and (c), SGI shall have the right to grant sublicenses or sub-sublicenses, solely for purposes of sponsoring research consistent with SGI’s development obligations under Section 3 or for purposes of manufacturing, marketing or selling Products the development of which was commenced by SGI during the term of this Agreement, to Third Parties under the license and sublicense granted partially exclusively or non-exclusively to SGI under this Agreement. In the event of any such sublicensing or sub-sublicensing, SGI shall submit to BMS all material terms of any proposed sublicense or sub-sublicense for approval by BMS, which submission BMS shall consider in good faith and which approval BMS shall not unreasonably withhold. BMS shall provide to SGI its approval, or the basis for withholding approval, of such sublicense or sub-sublicense within 20 days after submission by SGI of a proposed term sheet containing all of the material terms of the proposed sublicense or sub-sublicense. The only basis upon which BMS may reasonably withhold its approval of a proposed sublicense or sub-sublicense shall be its reasonable determination that the proposed sublicensee or sub-licensee does not have the resources or experience necessary to fulfill its obligations under the proposed sublicense or sub-sublicense. BMS may not reasonably withhold its approval based on competitive concerns. The parties acknowledge and agree that SGI currently intends to sublicense certain of the Licensed Technology to CellPro, Inc., in accordance with this Section 4.2. To the extent that the Licensed Technology to be sublicensed to CellPro includes Licensed Technology licensed to BMS under the BMS In-License Agreements, is sublicensed subject to any limitations or restrictions under such BMS In-License Agreements and is to be sublicensed solely in connection with Products and potential Products having only ex vivo application, BMS hereby consents to such sublicensing.

(b) SGI shall be primarily responsible for all payments due and the making of reports under this Agreement by its sublicensees and shall guarantee their compliance with all applicable terms of this Agreement. Each prospective sublicensee or sub-sublicensee shall agree in writing (i) (A) to maintain insurance coverage at the same levels and on the same terms and conditions as set forth in Section 11.5, which insurance shall name BMS as an additional insured, or (B) to maintain a self-insurance plan that substantially complies with the requirements of Section 11.5, provided that BMS reasonably determines in advance in writing that such sublicensee’s or sub-sublicensee’s self-insured plan is adequate given its financial condition, and, at EMS’s request (but not more than annually), such sublicensee or sub-sublicensee provides written evidence of such self-insurance; and (ii) to keep books and records and permit BMS to review such books and records pursuant to Sections 7.3, 7.4 and 7.5 and to observe all other applicable terms of this Agreement.

(c) In the event of a breach by a sublicensee of SGI in the observance of applicable terms of this Agreement, BMS shall be entitled to proceed, at BMS’s sole discretion, against such sublicensee and/or SGI to enforce this Agreement. In furtherance of the foregoing and BMS’s rights thereunder, each sublicense granted by SGI pursuant to this Section 4.2 shall explicitly provide that BMS is a third party beneficiary of such sublicense.

4.3 Reservation of Rights by BMS. SGI acknowledges and agrees that, notwithstanding the right and license granted to SGI under this Agreement, BMS retains the right to use the Licensed Technology for internal research purposes and in connection with any research collaboration with a Third Party(ies) commenced prior to the Effective Date; provided, however, that BMS may sublicense the Licensed Technology relating to one or more of the Patents set forth in Table 5 of Exhibit A to Third Parties only for purposes of developing, manufacturing, marketing or selling products the development of which was commenced by BMS.

5. INITIAL PAYMENT; ROYALTIES.

5.1 Initial Payment. In partial consideration of the right and license granted by BMS to SGI under this Agreement, SGI shall pay BMS a license fee of $500,000 within 10 days after the date of this Agreement (the date on which such payment is made, the “Effective Date”). Notwithstanding any other provision of this Agreement, such fee shall be non-refundable and non-creditable against any other payments to be made by SGI under this Agreement.

5.2 Royalties. In further consideration of the right and license granted by BMS to SGI under this Agreement, subject to Sections 5.3, 5.4 and 9.1(b), during the Royalty Term, SGI shall pay to BMS a royalty on Net Sales of Products commencing on the First Commercial Sale of any Product by SGI, its Affiliates or its sublicensees in any country in the Territory, as follows:

(a) With respect to Products covered by Licensed Technology relating to one or more of the Patents set forth in Table 1 of Exhibit A (such Licensed Technology, the “BR96 sFv-PE4O Program”), at the rate of 4%.

(b) With respect to Products covered by Licensed Technology relating to one or more of the Patents set forth in Table 2 of Exhibit A (such Licensed Technology, the “BR96/Drug Conjugate Program”), at the rate of 6% on annual Net Sales up to and including $200,000,000, and 8% on annual Net Sales in excess of $200,000,000; provided that such thresholds shall be reduced pro rata with respect to any partial year for which royalties under this Section 5.2(b) are to be calculated.

(c) With respect to Products covered by Licensed Technology relating to one or more of the Patents set forth in Table 3 of Exhibit A (such Licensed Technology, the “G28-5 sFv/Immunotoxin Program”), at the rate of 3%.

(d) With respect to Products covered by Licensed Technology relating to one or more of the Patents set forth in Table 4 of Exhibit A (such Licensed Technology, the “BDl Program”), at the rate of 2%.

(e) With respect to Products covered by Licensed Technology relating to one or more of the Patents set forth in Table 5 of Exhibit A (such Licensed Technology, the “Adept Program”), at the rate of 2%.

(f) With respect to Residual Products covered by Licensed Technology relating to one or more of the Patents or the antibodies set forth in Table 6 of Exhibit A (such Licensed Technology, the “Residual Program”) (each of the BR96 sFv-PE4O Program, BR96/Drug Conjugate Program, G28-5 sFv/Immunotoxin Program, BD1 Program, Adept Program and the Residual Program, a “Research Program”), at the rate of 1%.

(g) With respect to Products covered by Licensed Technology relating solely to one or more of Patents 5,491,088, 5,204,244, 5,202,238, 5,482,856 and 333,840 (Application), 459,354 (Application), 08/285,936 (Application) and 08/487,860 (Application) and not covered by any of the other Licensed Technology comprising any Research Program, at the rate of 3%.

(h) Notwithstanding the royalty rates set forth in Sections 5.2(a)-(g), with respect to Products having an ex vivo application that are covered by Licensed Technology, at the rate of 1%.

5.3 Third Party Royalties.

(a) SGI, at its sole expense, shall pay all royalties accruing to any Third Party after the Effective Date that result from SGI’s or its Affiliates’ or sublicensees’ activities and that SGI determines, in its reasonable business judgment, are necessary in order to exercise SGI’s rights hereunder to make, have made, use, sell or have sold any Product (all such royalties, “Third Party Royalties”).

(b) SGI shall be entitled to a credit against royalties payable to BMS under this Agreement as follows:

(i) If the aggregate Third Party Royalties and royalties under Section 5.2(a) payable to BMS by SGI with respect to Net Sales of Products covered by the BR96-sFv-PE4O Program during a calendar quarter exceed an amount equal to 10% of such Net Sales, then SGI shall be entitled to a credit against royalties payable to BMS under Section 5.2(a) with respect to such Net Sales in an amount equal to 33% of such excess, but in no event shall the royalties due under Section 5.2(a) be reduced to less than 3% of such Net Sales.

(ii) If the aggregate Third Party Royalties and royalties under Section 5.2(b) payable to BMS by SGI with respect to Net Sales of Products covered by the BR96/Drug Conjugate Program during a calendar quarter exceed an amount equal to 8% of such Net Sales, then SGI shall be entitled to a credit against royalties payable to BMS under Section 5.2(b) with respect to such Net Sales in an amount equal to 33% of such excess, but in no event shall the royalties due under Section 5.2(b) be reduced to less than 5% of such Net Sales.

(iii) If the aggregate Third Party Royalties and royalties under Section 5.2(c) payable to BMS by SGI with respect to Net Sales of Products covered by the G28-5 sFv/Immunotoxin Program during a calendar quarter exceed an amount equal to 10% of such Net Sales, then SGI shall be entitled to a credit against royalties payable to BMS under Section 5.2(c) with respect to such Net Sales in an amount equal to 33% of such excess, but in no event shall the royalties due under Section 5.2(c) be reduced to less than 2% of such Net Sales.

5.4 Reduction for Generic Competition. With respect to any country in the Territory where a Product is a Generic Product, the royalties payable to BMS under Section 5.2 with respect to Net Sales of such Product in such country shall be reduced by 50%, commencing with the calendar quarter during which such Product first becomes a Generic Product in such country. Such reduction shall be in lieu of any other reduction with respect to such royalties under this Agreement to which SGI otherwise would be entitled.

5.5 Obligation to Pay Royalties. In the event that more than one royalty rate under Section 5.2 applies with respect to the Net Sales of any Product, SGI shall pay royalties with respect to such Net Sales at the highest applicable rate. There shall be no obligation to pay royalties to BMS under this Section 5 on sales of Products among SGI, its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by SGI, its Affiliates or its sublicensees to unrelated Third Parties.

6. BMS IN-LICENSE EXPENSES.

6.1 Generally. In further consideration of the right and license granted to SGI under this Agreement, SGI shall be solely responsible for the payment of all costs, fees, milestone payments, royalties and other expenses (collectively, “BMS In-License Expenses”) that accrue and become payable by BMS under the several BMS In-Licenses, as may be amended or renegotiated from time to time, on or after the Effective Date, and for the making of all required reports associated with any such payments. All royalties paid by SGI with respect to Net Sales of a Product that is covered by the BR96-sFv-PE4O Program, the BR96/Drug Conjugate Program or the G28-5 sFv/Immunotoxin Program that constitute BMS In-License Expenses shall be deemed to be Third Party Royalties with respect to Net Sales of such Product for purposes of Section 5.3. SGI acknowledges that it has received a complete and correct copy of all of the BMS In-Licenses.

6.2 Notices of Payment.

(a) Within 20 days after SGI pays any BMS In-License Expense other than royalties, SGI shall provide notice of such payment to BMS. Each such notice shall set forth the amount of such payment and the reason such payment was made.

(b) In conjunction with each royalty statement provided by SGI under Section 7.1, SGI shall provide a statement of all royalties paid by SGI as BMS In-License Expense since the date of the last previous such statement provided by SGI. Each such report shall set forth the calculation of the royalties paid by SGI as BMS In-License Expenses during the relevant period.

6.3 Payments Non-Creditable. Except as expressly set forth in Section 5.3(b), SGI’s payment of BMS In-License Expenses shall not be creditable against any other payments to be paid by SGI under this Agreement.

7. PAYMENTS AND REPORTS.

7.1 Payment. All royalty payments payable to BMS under this Agreement shall be paid quarterly within 60 days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales.

7.2 Mode of Payment. SGI shall make all payments required under this Agreement as directed by BMS from time to time in U.S. Dollars. Whenever for the purpose of calculating royalties, conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange published in The Wall Street Journal, Eastern U.S. edition, for the last business day of the calendar quarter in which such sales were made.

7.3 Records Retention. SGI, its Affiliates and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred or such longer period as may be required under the respective BMS In-Licenses, and in sufficient detail to permit BMS to confirm the accuracy of royalty calculations hereunder.

7.4 Audit Request. At the request of BMS, SGI, its Affiliates and its sublicensees shall permit an independent certified public accountant appointed by BMS, at reasonable times and upon reasonable notice (but in no event more than once per calendar year), to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of SGI, its Affiliates or its sublicensees, for a period of three years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar quarter in the case of SGI’s failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to BMS any information other than information relating to said reports, royalties, and payments. The results of any such examination shall be made available to both Parties. BMS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of SGI or its Affiliates or its sublicensees, it is shown that SGI’s royalty payments under this Agreement were less than the amount which should have been paid, then SGI shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 15 days after BMS’s demand therefor. Furthermore, if the royalty payments made by SG1 were less than 95% of the amount of royalty payments which should have been paid with respect to the period in question, SGI shall also reimburse BMS for the cost of such examination.

7.5 Taxes. All payments due under this Agreement shall be paid in full without deduction except for withholding taxes, if any, required by law in any country in the Territory with respect to such payment. In the event that SGI is required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to BMS due to the laws of such country, such amount shall be deducted by SGI, and it shall notify BMS and promptly furnish BMS with copies of any tax certificate or other documentation evidencing such withholding.

7.6 Interest on Late Payments. SGI shall pay interest on any payment to BMS under this Agreement that is not made by the date due hereunder at a rate equal to the prime rate plus 2%, compounded monthly, obtained from The Wall Street Journal, Eastern U.S. edition, on the business day next preceding the date such payment was due, from such date until payment in full has been made.

7.7 Obligations Under Ixsys Agreement. Notwithstanding any other provision of this Agreement, with respect to Ixsys Products, SGI shall make reports to Ixsys, keep and maintain records of Net Sales and grant access to such records by an independent accountant to the same extent required of BMS under the Ixsys Agreement.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

8.2 Representation and Warranty of BMS. BMS represents and warrants to SGI that: (i) BMS has obtained all consents necessary to grant the right and license granted to SGI under this Agreement, including without limitation all consents required under the respective BMS In-Licenses; (ii) all payments and obligations that accrue under the BMS In-Licenses prior to the Effective Date have been paid, fulfilled or otherwise discharged, or will be paid, fulfilled or discharged when due; (iii) neither party to the respective BMS In-Licenses has given the other party notice that such other party is in breach under such BMS In-License; and (iv) BMS has provided to SGI a complete copy of the BMS In-License Agreements.

8.3 BMS Disclaimer of All Representations and Warranties. EXCEPT AS SET FORTH IN SECTIONS 8.1 AND 8.2, BMS DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, WITH RESPECT TO THE LICENSED TECHNOLOGY, THE PRODUCTS OR ANY MATERIALS TRANSFERRED TO SGI UNDER THIS AGREEMENT. SGI acknowledges and agrees that BMS is licensing the Licensed Technology to SGI strictly on an “AS IS, WHERE IS” basis and that SGI shall have no claims or causes of action of any kind against BMS with respect thereto.

9. PATENTS; IMPROVEMENTS.

9.1 Patent Filing, Maintenance and Prosecution.

(a) Subject to Section 9.3, with respect to Patents that are licensed to SGI exclusively under this Agreement and with respect to Improvements relating to or arising from such Patents, SGI shall have the first right, in its sole discretion and at its sole cost and expense, to determine the strategies for prosecuting such Patents and to determine whether to maintain such Patents in each country in the Territory. With respect to Patents that are licensed to SGI partially exclusively or non-exclusively under this Agreement and with respect to Improvements relating to or arising front such Patents, BMS shall have the first right, in its sole discretion and at its sole cost and expense, to determine the strategies for prosecuting such Patents and to determine whether to maintain such Patents in each country in the Territory.

(b) In the event that the Party having the first right to prosecute and maintain a Patent under Section 9.1(a) elects to abandon the prosecution or maintenance of any such Patents in any country in the Territory, such Party shall give the other Party notice thereof at least 60 days prior to the date on which such other Party is required by law to make a filing in order to preserve rights to patent protection in such country, and the other Party shall have the right to do so, at its own expense, in the name of the owning or controlling Party. In the event that BMS elects to abandon the prosecution or maintenance in any country in the Territory of any Patent licensed to SGI partially exclusively or non-exclusively under this Agreement and SGI elects to assume such prosecution or maintenance, then SGI shall be entitled to a credit against royalties payable to BMS pursuant to Section 5.2 with respect to Net Sales of any Product covered by such Patent equal to the amount of the actual costs and expenses (including reasonable attorneys’ fees) incurred by SGI in connection with such prosecution or maintenance. In the event that SGI elects to abandon the prosecution or maintenance in any country in the Territory of any Patent licensed to SGI exclusively under this Agreement and BMS elects to assume such prosecution or maintenance, then SGI’s right and license under this Agreement in such country with respect to the Licensed Technology relating to such Patent shall terminate.

9.2 Information; Consultation; Cooperation.

(a) With respect to the filing, prosecution and maintenance of any Patent pursuant to Section 9.1(a), the filing Party shall keep the other Party informed of its decisions and actions in this regard by providing a report thereof to such other Party. Further, in connection with any such filing, prosecution or maintenance by either Party, such Party shall consult with the other Party and in good faith consider and give due respect to such other Party’s position with respect thereto. In the event that the sole owning or controlling Party elects not to file for patent protection or prosecute or maintain such Patents and the other Party elects to do so, such owning or controlling Party shall cooperate with the other Party in such filing, prosecution or maintenance.

(b) In addition, with respect to the filing, prosecution and maintenance of any Patent pursuant to Section 9.1(a) that covers an Improvement by a Party that does not solely own such Improvement, the filing Party shall cooperate with the other Party in determining strategies for such filing, prosecution and maintenance, and the filing Party shall make its patent counsel available for consultation with patent counsel for the other Party for this purpose.

9.3 Prior Patent Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any Patents that have been licensed to BMS under the BMS In-Licenses, the rights and obligations of the Parties under Sections 9.1 and 9.2 with respect thereto shall be subject to BMS’s licensors’ rights to participate in prosecution and maintenance thereof, in accordance with the terms and conditions of the relevant BMS In-Licenses.

9.4 Improvements.

(a) Improvements that are made by an employee or agent of SGI, solely or jointly other than with an employee or agent of BMS, shall be owned by SGI. Improvements that are made jointly by employees or agents of SGI and BMS shall be jointly owned by SGI and BMS and treated as joint inventions under U.S. laws applicable to joint inventions. Improvements that are made by an employee or agent of BMS, solely or jointly other than with an employee or agent of SGI, shall be owned by BMS. Except as otherwise set forth in this Agreement, each of BMS and SGI shall retain its unrestricted rights to make, have made, use, sell and have sold all Improvements that are owned by it either solely or jointly with the other Party.

(b) In the event that, during the term of this Agreement, either Party (the “proprietor Party”) develops or acquires the rights to (including the right to license or sublicense) any Improvements to Licensed Technology that is licensed to SGI under this Agreement partially exclusively or non-exclusively, the proprietor Party shall promptly disclose full and complete information relating to such Improvements to the other Party (the “non-proprietor Party”).

(c) With respect to any such Improvements, the proprietor Party shall grant to the non-proprietor Party a royalty-free, non-exclusive right and license, including the right to grant sublicenses thereof, to use such Improvements during the term of this Agreement: (i) with respect to such right and license granted to SGI by BMS, solely for the manufacture, use or sale of the Products pursuant to the right and license granted to SGI under this Agreement, and (ii) with respect to such right and license granted to BMS by SGI, (A) if such Improvement is to Licensed Technology that is licensed to SGI under this Agreement partially exclusively for cancer, for any purpose that does not relate to human cancer; (B) if such Improvement is to Licensed Technology that is licensed to SGI under this Agreement partially exclusively for linkers, for any purpose that does not relate to monoclonal antibody targeting applications; and (C) if such Improvement is to Licensed Technology that is licensed to SGI under this Agreement non-exclusively, for any purpose. Notwithstanding the foregoing, the non-proprietor party shall not be entitled to use any Improvement relating to or arising from the Adept Program to develop, make, use or sell any product (including any Product) having the same primary mode of action as any product (including any Product) being developed, marketed or sold by the proprietor party.

9.5 Prior Improvement Rights; Reporting. Notwithstanding anything to the contrary in this Agreement, SGI’s rights in and to any Improvements relating to or arising from any Patents that have been licensed to BMS under the BMS In-Licenses shall be subject to BMS’s licensors’ rights therein under the respective BMS In-Licenses. Each Party shall be responsible for making all reports to such licensors concerning its respective Improvements.

10. PATENT ENFORCEMENT: INFRINGEMENT.

10.1 Patent Enforcement. As soon as it shall have knowledge thereof, each Party shall promptly advise the other Party of any infringement of the Patents in the Territory by a Third Party. With respect to any Patent that is licensed to SGI exclusively under this Agreement, SGI shall have the first right, but not the duty, to institute infringement actions against Third Parties. With respect to any Patent that is licensed to SGI partially exclusively or non-exclusively under this Agreement, BMS shall have the first right, but not the duty, to institute infringement actions against Third Parties; provided, however, that SGI shall have the right, at its sole discretion, to participate therein at its own expense. For so long as SGI shall continue to participate materially in any such action, BMS shall consult with SGI and take into account each Party’s relative interests in such Patent and such infringement action before entering into any settlement arrangement or other amicable arrangement with respect thereto. If the Party having the first right to institute an infringement proceeding against an offending Third Party does not do so within 90 days after receipt of notice from the other Party, such other Party shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

10.2 Infringement Action by Third Parties. As soon as it shall have knowledge thereof, each Party shall promptly advise the other Party of any infringement action instituted by a Third Party with respect to any Product or of any grounds for any such action, regardless of whether such action has been instituted. In the event of the institution of any suit by a Third Party against SGI for patent infringement involving the manufacture, sale, distribution or marketing of any Product in the Territory, SGI shall have the right to defend such suit at its own expense, and BMS hereby agrees to assist and cooperate with SGI, at its own expense, to the extent necessary in the defense of such suit; provided, however, that with respect to any suit involving Patents licensed to BMS under the BMS In-Licenses, BMS shall have the right, at its sole discretion, to participate therein at its own expense. For so long as BMS shall continue to participate materially in any such action, SGI shall not enter into any settlement arrangement or other amicable arrangement without the prior written consent of BMS. During the pendency of such action, SGI shall continue to make all payments due under this Agreement. If, as a result of any judgment, award, decree or settlement resulting from an action instituted by a Third Party, SGI is required to pay damages and/or a royalty to such Third Party, SGI shall be solely responsible for the payment of such damages and/or such royalties for such Products to such Third Party and shall continue to pay royalties pursuant to this Agreement in the country which is the subject of such action. All royalties paid by SGI pursuant to this Section 10.2 shall be deemed to constitute Third Party Royalties for purposes of Section 5.3.

10.3 Prior Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any Patents that have been licensed to BMS under the BMS In-Licenses, the rights and obligations of the Parties under this Section 10 with respect thereto shall be subject to BMS’s licensors’ rights to enforce and defend against infringement claims with respect to same and all other applicable provisions of the respective BMS In-Licenses.

11. INDEMNIFICATION.

11.1 By SGI. SGI, including any successor to SGI, shall, and shall obligate its Affiliates or its sublicensees, if any, to, indemnify and hold BMS and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all liability, damage to or loss of property or injury to or death of any person or persons, costs and expenses (including reasonable attorney’s fees) resulting from claims arising out of:

(a) negligence, recklessness or wrongful intentional acts or omissions of SGI, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the use or development of any Licensed Technology; or

(b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of the manufacture, use, distribution or sale of any Product or services by SGI, its Affiliates or its sublicensees, if any, due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, SGI, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents.

11.2 By BMS. In the event that BMS makes, has made, uses, sells or has sold any Product pursuant to Section 13.6(c) or (d), BMS shall, and shall obligate its sublicensees, if any, to, indemnify SGI and its Affiliates, and their respective directors, officers, employees and agents with respect thereto to the same extent as the indemnification required to be provided by SGI in Section 11.1.

11.3 Notice. In the event that either Party is seeking indemnification under Section 11.1 or Section 11.2, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the indemnified Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

11.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses of enforcing this Section 11 shall also be reimbursed by the indemnifying Party.

11.5 Insurance.

(a) In furtherance and not in limitation of any indemnity obligations of SGI under this Agreement: (i) commencing on the Effective Date and thereafter for the period of time required hereinbelow, SGI shall obtain and maintain on an on-going basis comprehensive general liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 annual aggregate combined single limit for bodily injury and property damage liability; and (ii) commencing not later than 30 days prior to the first use in humans of the first potential Product and thereafter for the period of time required hereinbelow, SGI shall obtain and maintain on an on-going basis products liability insurance (including contractual liability coverage on SGI’s indemnification obligations under this Agreement) in the amount of at least $25,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with a insurance company or companies having an A. M. Best rating of “A-” or better and an aggregate deductible not to exceed $100,000 per occurrence.

(b) Not later than the Effective Date with respect to the comprehensive general liability coverage, and not later than 30 days prior to the first use in, humans of the first potential Product with respect to the products liability coverage, SGI shall provide to BMS a certificate(s) evidencing all such required coverage hereunder. Thereafter SGI shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least 10 years after the expiration or termination of the term and shall provide certificates evidencing such insurance coverage without interruption on an annual basis (by no later than the annual renewal date for such coverage) during the period of time for which such coverage must be maintained.

(c) SGI’s insurance shall name BMS as an additional insured, shall state that such insurance is primary to any valid and collectible insurance available to BMS that also insures the same loss for which SGI has liability pursuant to this Agreement (including, without limitation, under the indemnification provisions hereof), shall contain a cross-liability or severability of interest clause, and shall state that BMS shall be provided at least 60 days’ prior written notice of any cancellation or material change in the insurance policy. SGI shall promptly provide BMS with a copy of all communications passing between SGI and the carrier(s) providing the coverage required under this Section 11.5. SGI’s failure to comply with the provisions of this Section 11.5 shall be deeded to be a material breach of this Agreement.

12. PUBLICATION; CONFIDENTIALITY.

12.1 Notification. Both Parties recognize that the Parties may wish to publish the results of its development efforts relating to the Products. However, both Parties also recognize the importance of acquiring patent protection on inventions. Consequently, any proposed publication by either Party on the subject matter of any of the Licensed Technology that is licensed to SGI hereunder partially exclusively or non—exclusively, or any subject matter related thereto, shall comply with this Section 12. At least 30 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least 30 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters and any other visual aids, at least 30 days before the presentation is made.

12.2 Review of Proposed Publications. The receiving Party will review the manuscript, abstract, text or any other material provided under Section 12.1 for the express purpose of determining whether patentable subject matter or Confidential Information (as such term is defined herein) is disclosed. The other Party will notify the publishing Party within 30 days of receipt of the proposed publication if the other Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the other Party, in good faith, believes Confidential Information or proprietary information is or may be disclosed. If it is determined by the other Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the other Party’s receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90-day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 90-day period. If it is determined in good faith by the other Party that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. The publishing Party of any manuscript, text or oral presentation will acknowledge the other Party for its contribution to the material being published or presented. In addition, to the foregoing, SGI shall cooperate with BMS to allow BMS to fulfill any obligations it may have under the respective BMS In-Licenses on account of any proposed publication by SGI.

12.3 Confidentiality; Exceptions. Except to the extent expressly authorized by or required for the performance of this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five years thereafter (or any longer term provided for in any BMS In-License) the receiving Party, its Affiliates and its sublicensees (collectively, the “receiving Party”) shall keep, and shall ensure that its officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose inconsistent with this Agreement any information furnished to it by the disclosing Party, its Affiliates or its sublicensees that is marked as confidential or, if furnished orally, that the disclosing Party notifies the receiving Party is confidential within 10 days after such information is furnished, or any information developed pursuant to this Agreement (collectively, “Confidential Information”). This Section 12.3 shall not apply to information that the receiving Party can establish: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party when disclosed by the disclosing Party, as evidenced by prior written records; or (iii) is disclosed to the receiving Party by a Third Party who reasonably was not known by the receiving Party to be in default of any confidentiality obligation to the disclosing Party.

12.4 Exceptions.

(a) The restrictions contained in Section 12.3 shall not apply to Confidential Information that (i) is submitted by the receiving Party to governmental authorities to facilitate the issuance of marketing approvals for a Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the receiving Party to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a receiving Party is required to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

(b) Nothing in Section 12.3 shall prevent SGI: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements and sharing information as to SGI’s agreements with BMS, achievements made, and the status of the work being done, under this Agreement, so long as such statements or information do not jeopardize the ability to obtain patent protection on Improvements or disclose technical or scientific Confidential Information; or (ii) from issuing statements that SGI determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S.

Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by SGI are traded); provided that, in the case of statements made to or information shared with the general public, to the extent practicable under the circumstances, SGI shall provide BMS with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford BMS a reasonable opportunity to review and comment upon the proposed text.

12.5 Limitations on Use. Each Party shall use, and cause each of its Affiliates and its sublicensees to use, any Confidential Information obtained by it from the other Party, its Affiliates or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or the transactions contemplated hereby.

12.6 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its sublicensees from any violation or threatened violation of this Section 12.

13. TERM; TERMINATION.

13.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as follows:

(a) As to each Product in each country in the Territory, this Agreement shall terminate upon the expiration of the Royalty Term.

(b) This Agreement shall terminate in its entirety upon its termination in all countries in the Territory.

13.2 Termination by BMS. BMS shall have the right to terminate this Agreement in the event that on or before the 18-month anniversary of the Effective Date SGI shall not have both:

(i) Obtained and received unconditional cash payment of an aggregate of at least $4,000,000 in working’ capital; and

(ii) Completed each of the following to the reasonable satisfaction of BMS, to the extent that the scientific results obtained by SGI and prevailing market conditions do not, in the reasonable determination of BMS, indicate that same should be abandoned:

(A) Evaluation of assays to evaluate clinical grade BR96 sFv-PE4O for use in the re-commencement of Phase I studies thereof;

(B) Production and in vitro analysis of anti-CD4O-immunotoxins as anti-cancer agents for purposes of treating hematologic malignancy;

(C) Design of studies to evaluate novel BR96-based drugs; and

(D) Design of studies to evaluate the utilization of human enzymes in mAb-sFv-enzyme fusion proteins.

13.3 Termination by SGI.

(a) SGI shall have the right to terminate this Agreement in its entirety at any time by giving written notice thereof to BMS, which shall be effective three months from the date such notice is given.

(b) SGI shall have the right to terminate this Agreement partially by terminating a specific Research Program due to reasonable scientific considerations, including without limitation toxicity, inefficacy and lack of bioavailability, by giving written notice thereof to BMS, which shall be effective three months from the date such notice is given.

13.4 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement (including, without limitation, SGI’s obligation to pay BMS In-License Expenses under Section 6) shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 90 days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

13.5 Failure to Maintain Insurance. This Agreement shall terminate automatically and without necessity of any action by either Party in the event that (i) SGI fails to maintain all insurance coverage that it is required to maintain under Section 11.5, or (ii) a sublicensee or sub-sublicensee of SGI fails to maintain all insurance coverage that it is required to maintain under Section 4.2(b) and SGI does not, prior to the cancellation or non-renewal of such coverage, either (A) terminate such sublicense, or (B), obtain the requisite coverage on behalf and for the benefit of such sublicense or sub-sublicensee, unless, in each event, such termination of this Agreement is waived in writing by BMS.

13.6 Effect of Termination.

(a) Following the expiration of SGI’s obligation to pay royalties with respect to any Product in any country in the Territory pursuant to Section 13.1(a), SGI shall have the royalty-free, non-exclusive, perpetual right and license to continue to use the Licensed Technology to make, have made, use, sell and have sold such Product in such country.

(b) Following either the expiration of the term of this Agreement in its entirety pursuant to Section 13.1(b) or the termination of this Agreement by SGI pursuant to Section 13.4, SGI shall have the royalty-free, non-exclusive, perpetual right and license to continue to use the Licensed Technology to make, have made, use, sell and have sold the Product in all countries in the Territory, and the license granted to SGI under Section 9.4(c) shall become perpetual. Further, following the expiration of the term of this Agreement in its entirety pursuant to Section 13.1(b), the license granted to BMS under Section 9.4(c) shall become perpetual. Further, following the termination of this Agreement by SGI pursuant to Section 13.4, the license granted to BMS under Section 9.4(c) with respect to Improvements relating to such Licensed Technology shall terminate

(c) Upon the termination of this Agreement by SGI pursuant to Section 13.3(a), by BMS pursuant to Section 13.2 or 13.4, or automatically pursuant to Section 13.5, SGI shall promptly: (i) return to BMS all relevant records, materials or confidential information, including the Results, concerning the Patents, the Know-How and any Products in the possession or control of SGI or any of its Affiliates or sublicensees; and (ii) assign to BMS, or BMS’s designee, its registrations with governmental health authorities, licenses, and approvals of the Products in the Territory, at SGI’s sole expense. Thereafter, SGI shall have no rights whatsoever to use the Licensed Technology for any purpose, and BMS shall have a royalty-free right and license, including the right to grant sublicenses, under the Patents and know-how covering SGI’s Improvements, to make, have made, use, sell and have sold any Products. In such event, BMS shall indemnify SGI as provided in Section 11.2. Further, the license granted to BMS under Section 9.4(c) shall become perpetual, and the license granted to SGI under Section 9.4(c) with respect to Improvements relating to such Licensed Technology shall terminate.

(d) Upon the termination of any Research Program by SGI pursuant to Section 13.3(b), SGI’s right and license and obligations under this Agreement and any applicable BMS In-License with respect to the Licensed Technology associated with such Research Program shall cease, and SGI shall promptly: (1) return to BMS all relevant records, materials or confidential information, including the Results, concerning the Patents, the Know-How and any Products in the possession or control of SGI or any of its Affiliates or sublicensees with respect to such’ Licensed Technology; and (ii) assign to BMS, or BMS’s designee, its registrations with governmental health authorities, licenses, and approvals of any such Products in the Territory, at SGI’s sole expense. Thereafter, SGI shall have no rights or obligations whatsoever relating to such Licensed Technology, and BMS shall have an exclusive (even as to SGI), royalty-free right and license, including ,the right to grant sublicenses, under the Patents, to make, have made, ‘use, sell and have sold any such Products. In such event, BMS shall indemnify SGI as provided in Section 11.2. Further, the license granted to SGI under Section 9.4(c) with respect to Improvements relating to such Licensed Technology shall terminate, and the license granted to BMS under Section 9.4(c) shall become perpetual. All licenses, rights and obligations relating to all Research Programs not identified in SGI’s notice of termination shall remain in full force and effect and shall be unaffected by such notice.

(e) Upon the termination of any BMS In-License, SGI’s right and license and obligations under this Agreement and such BMS In-License with respect to the Licensed Technology licensed to BMS thereunder shall cease, and SGI shall promptly: (i) return to BMS all relevant records, materials or confidential information, including the Results, concerning the Patents, the Know-How and any Products in the possession or control of SGI or any of its Affiliates or sublicensees with respect to such Licensed Technology; and (ii) assign to BMS, or

BMS’s designee, its registrations with governmental health authorities, licenses, and approvals of any such Products in the Territory. Thereafter, SGI shall have no rights or obligations whatsoever relating to such Licensed Technology. Further, the licenses granted to each Party under Section 9.4(c) with respect to Improvements relating to such Licensed Technology shall terminate.

13.7 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses and sub—sublicenses granted by SGI under this Agreement shall terminate simultaneously.

13.8 Accrued Rights, Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b) Termination of this Agreement shall not terminate SGI’s obligation to make all payments which have accrued through the date of such termination. All of the Parties’ rights and obligations under Sections 2.4, 7, 8.3, 10, 11, 12.3, 12.4, 12.5, 12.6, 13.6, 15.1, 15.15 and 15.16 shall survive termination.

14. FORCE MAJEURE.

14.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure shall be defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event SGI or BMS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused front such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. However, the Party giving such notice shall use all reasonable efforts to remedy such inability as soon as reasonably possible or seek an alternative arrangement during the period of such inability.

15. MISCELLANEOUS.

15.1 Non-Solicitation. Prior to the First Commercial Sale of the first Product, and for a period of one year thereafter, neither Party shall solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any, other obligation to such other Party.

15.2 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

15.3 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both SGI and BMS may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Any assignment not in accordance with this Section 15.3 shall be void.

15.4 Binding Effect. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

15.5 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.6 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party’s obligations under this Agreement.

15.7 Inconsistency. If there is any inconsistency between the provisions of this Agreement and any other document passing between the Parties, the provisions of this Agreement shall control and be determinative.

15.8 Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)	In the case of BMS, to:

Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000
Attention:	Vice President & Senior Counsel,
Pharmaceutical Research Institute

and Worldwide Strategic Business
Development
Facsimile No.: (609) 252—4232

(b)	In the case of SGI, to:

Seattle Genetics, Inc.
22215 26th Avenue
Bothell, Washington 98021
Attention:	President
Facsimile No.: (425) 489—4798 with a copy to:
Venture Law Group
4750 Carillon Point
Kirkland, Washington 98033
Attention:	Sonya Erickson, Esq.
Facsimile No.: (425) 739—8750

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

15.9 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

15.10 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof prior to the Effective Date. Thereafter, neither Party shall make any such public announcement without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a, required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Following approval of a proposed text, such text may be used in subsequent public announcements without further approval, to the extent it remains accurate, complete and not misleading.

15.11 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

15.12 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to: (i) import, export, reexport, store, sell, distribute or otherwise transfer any Product sold under this Agreement without compliance with applicable laws; or (ii) make any claims with respect to any Product, in promotional materials or otherwise, in any country that is inconsistent with applicable laws.

15.13 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

15.14 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

15.15 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its choice of law principles.

15.16 Arbitration.

(a) Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in San Diego, California, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to render a determination of any such dispute within 30 days after their appointment. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(b) Section 15.16(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

15.17 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

15.18 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

15.19 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ P.S. Ringrose

Name:	P.S. Ringrose

Title:	President PRI

SEATTLE GENETICS, INC.

By:	/s/ H. Perry Fell

Name:	H. Perry Fell

Title:	President

EXHIBIT A

LICENSED TECHNOLOGY

Table 1 BR96sFv-PE40 Program

The following patents and patent applications, together with the know-how related thereto, constitute the BR96 sFV-PE40 Program:

Application Number	Patent Number	Description	License Type
057,444	5,491,088	Murine monoclonal antibody BR96, chimeric BR96 and antigen binding fragments of BR96.	Exclusive
459,354		Recombinant BR96 molecules having the antigen binding region of murine BR96.	Exclusive

In addition, the patents and patent applications (the “Enzon Patents”), together with the know-how related thereto, sublicensed under the Enzon Agreement, are part of, and included in, the BR96 sFV-PE40 Program . [Exclusive]

Table 2 BR96/Drug Conjugate Program

The following patents and patent applications, together with the know-how related thereto, constitute the BR96/Drug Conjugate Program:

Application Number	Patent Number	Description	License Type
353,729	5,122,368	Linker chemistry having an acylhydrazone linkage through C13 keto group of anthracycline to nonimmunoglobulin ligand. Linker arm also includes thioether or disulfide bond.	Partially-Exclusive for Linkers
096,628		Acylhydrazone linkage through C13 keto group of anthracycline to immunoglobulin. Linker arm also includes thioether or disulfide bond.	Partially-Exclusive for Linkers
824,951	5,622,929	Anthrecycline ligand conjugates where linkage is an acylhydrazone through C13 keto position of anthracycline. Linker also contains succinimido moiety. Chemistry is used to make first generation chiBR96-Dox.	Partially-Exclusive for Linkers
08/468,162	5,606,017	Anthracycline intermediate having acylhydrazone linkage through C13 keto position of anthracycline and a Michael Addition Receptor. Intermediate in conjugation used to make first generation chiBR96-Dox.	Partially-Exclusive for Linkers
08/469,840		Process for conjugation using intermediate above with reduced immunoglobulin to increase total drug to antibody yield. Process is used to make first generation chiBR96-Dox.	Partially-Exclusive for Linkers
062,366		Enzyme cleavable peptide linker for making cytotoxic drug ligand conjugates. Linkers are used to make second generation BR96-Dox.	Partially-Exclusive for Linkers
057,444	5,491,088	Murine monoclonal antibody BR96, chimeric BR96 and antigen binding fragments of BR96.	Exclusive
077,253		Immunoconjugates of murine monoclonal antibody BR96, chimeric BR96 and other recombinant antigen binding fragments. Includes single chain and bispecific recombinant constructs.	Exclusive

333,840		Methods of treating human carcinoma by administering murine BR96, chimeric BR96 or any recombinant antigen binding construct either by itself or conjugates with various agents. Also includes diagnostic kits.	Exclusive
459,354		Recombinant BR96 molecules having the antigen binding region of murine BR96.	Exclusive
08/285,936		Mutants of BR96 which have increased binding affinity/avidity to antigen.	Exclusive
08/487,860		Mutants of BR96 which have increased binding affinity/avidity to antigen.	Exclusive
60/030/367		Branched peptide linker for linking thiol group on targeting ligand to two or more drug moieties.	Partially-Exclusive for Linkers
	5,204,244	Production of chimeric antibodies by homologous recombination.	Non-Exclusive
	5,202,238	Production of chimeric antibodies by homologous recombination.	Non-Exclusive
	5,482,856	Production of chimeric antibodies by homologous recombination.	Non-Exclusive

In addition, the patents and patent applications (the “Ixsys Patents”), together with the know-how related thereto, sublicensed under the Ixsys Agreement, are part of, and included in, the BR96/Drug Conjugate Program. [Non-Exclusive]

Table 3 G28-5 SfV/Immunotixin Program

The patents and patent applications (the “Washington Patents”), together with the know-how related thereto, sublicensed under the Washington Agreement constitute the G28-5 sFv/Immunotoxin Program. [Exclusive]

Table 4 BD1 Program

The following patents and patent applications, together with the know-how related thereto, constitute the BD1 Program:

Application Number	Patent Number	Description	License Type
08/245,754	5,541,110	Isolated oligonucleotide sequence encoding Bryodin 1, recombinant vectors and plasmids, and transfected host cells.	Exclusive
08/597,731		Methods for the recombinant production of Bryodin 1 and Bryodin 1-ligand fusion proteins.	Exclusive
08/324,301	5,597,569	Ribosome-inactivating protein Bryodin 2 in an isolated form, linked to a ligand as a conjugate or a fusion protein, pharmaceutical compositions, nucleotide sequence, transfected host cells and recombinant production.	Exclusive

Table 5 ADEPT Program

The following patents and patent applications, together with the know-how related thereto, constitute the ADEPT Program:

Application Number	Patent Number	Description	License Type
(filed 5/7/96)		Recombinant L49sFv-☐ lactamase fusion proteins which recognize p97 melanoma antigen and activate-cephalosporin derivatized prodrug molecules.	Exclusive

211,301	4,975,278	Methods for delivering cytotoxic agents to tumor cells by administering an effective amount of at least one antibody-enzyme conjugate, wherein the antibody is specific for a tumor associated antigen and the enzyme converts at least one weakly cytotoxic prodrug to its corresponding cytotoxic parental form; and the administration of an effective amount of the prodrug.	Non-Exclusive

Table 6 Residual Program

The following patents and patent applications, together with the know-how related thereto, constitute the Residual Program

Application Number	Patent Number	Description	License Type
684,759	4,935,495	Monoclonal antibodies, Fab, F(ab1)2 or Fv fragments thereof which compete for binding with L6 to its antigen.	Partially-Exclusive for Cancer
776,321	4,906,562	Methods for detecting malignancy using L6 or other monoclonal antibodies or fragments thereof which compete with L6 for binding to its antigen.	Exclusive
523,309	5,091,177	Method for reducing population of tumor cells using L6 or monoclonal antibodies which compete for binding with L6 to its antigen.	Exclusive
443,696	5,242,824	Monoclonal antibody BR64 and antigen binding fragments thereof.	Exclusive
08/726,528		Monoclonal antibodies and recombinant antigen binding molecules which recognize the G733-1 but not G733-2 antigen. Specifically BR110.	Partially-Exclusive for Cancer
527,227	5,165,922	Method of treating breast carcinoma in an unresponsive patient by first administering monoclonal antibody L6 followed by administration of a chemotherapeutic agent.	Exclusive
	5,663,158	Method for treating vascular leak syndrome.	Non-Exclusive

The Residual Program also includes antibodies L6, L49, BR64, BR110, OV578.1 and OV569.1 [Exclusive]

EXHIBIT B

EXCLUDED AREAS FROM ENZON FIELD

The following areas are specifically excluded from the Enzon Field:

1. Making, having made, using, or selling SCA PROTEIN for Radioimmunoguided Surgery™ (RIGS®), in which a radiolabelled SCA PROTEIN is administered to a cancer patient; time elapses for preferential concentration of the radiolabelled SCA PROTEIN in neoplastic tissue and decrease of background radioactivity in the patient; and such preferentially concentrated radiolabelled SCA PROTEIN is detected within a surgical operative field by a detector probe placed in juxtaposition with tissue suspected of containing said radiolabelled SCA PROTEIN.

2. Making, having made, using, or selling diagnostics based on erbB-2 SCA PROTEINS and therapeutics based on erbB-2 SCA PROTEINS covalently linked to Pseudomonas exotoxin or derivatives or fragments thereof.

3. Making, having made, or selling reagents and kits in the research market for production and cloning of genes encoding SCA PROTEIN(s) and their fusions in a filamentous bacteriophage-derived vector system, and for expression and screening of SCA PROTEINS fused with the minor coat protein or attachment or adsorption protein of filamentous bacteriophage.

4. Selling kits in the research market for cloning, screening, or isolating SCA PROTEINS.

5. Selling products containing SCA PROTEINS in the research market.

6. Selling SCA PROTEIN-containing products to diagnostic companies for inclusion in diagnostic kits.

7. Making, having made, using, or selling catalytic SCA PROTEIN in which a protein binds to and catalyzes the chemical transformation of a substrate and in which an antigen-binding site of an SCA PROTEIN is involved in said catalysis.

8. Making, having made, using, or selling SCA PROTEINS that are, or have been modified by reaction with poly (alkylene glycols).

9. Making, having made, using, or selling SCA PROTEINS fused with, or for the assay or purification of, Tumor Necrosis Factor-alpha (TNF) or Lymphotoxin.

All capitalized terms not otherwise defined in this Exhibit B shall have the meaning assigned thereto, if any, in the Enzon Agreement.

B-1